Exhibit 4.2

SOUTHWESTERN ENERGY COMPANY

as Issuer

the Security Guarantors named herein

4.750% SENIOR NOTES DUE 2032

FOURTH

SUPPLEMENTAL

INDENTURE

Dated as of December 22, 2021

REGIONS BANK,

as Trustee

TABLE OF CONTENTS

		Page
ARTICLE I

GENERAL TERMS AND CONDITIONS OF THE NOTES
Section 1.01	Establishment	1
ARTICLE II

DEFINITIONS AND INCORPORATION BY REFERENCE
Section 2.01	Definitions	2
Section 2.02	Other Definitions	15
ARTICLE III

THE NOTES
Section 3.01	Form	15
ARTICLE IV

REDEMPTION AND PREPAYMENT
Section 4.01	Optional Redemption	15
Section 4.02	Special Mandatory Redemption	16
ARTICLE V

ADDITIONAL COVENANTS
Section 5.01	Limitations on Liens	16
Section 5.02	Restriction of Sale-Leaseback Transactions	17
Section 5.03	Future Security Guarantors	17
Section 5.04	Offer to Repurchase Upon Change of Control Event	17

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ARTICLE VI

CONSOLIDATION, MERGER OR SALE OF ASSETS

ARTICLE VII

SECURITY GUARANTEES
Section 7.01	Security Guarantees	19
Section 7.02	Release of Guarantees	19

ARTICLE VIII

EVENTS OF DEFAULT
Section 8.01	Applicability	20

ARTICLE IX

MISCELLANEOUS
Section 9.01	Integral Part	20
Section 9.02	Adoption, Ratification and Confirmation	20
Section 9.03	Counterparts	20
Section 9.04	The Trustee	20
Section 9.05	Governing Law	20

EXHIBIT A: Form of Note

ii

FOURTH SUPPLEMENTAL INDENTURE dated as of December 22, 2021 (this “Fourth Supplemental Indenture”) among SOUTHWESTERN ENERGY COMPANY, a Delaware corporation (the “Company”), the Security Guarantors party hereto and Regions Bank, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company has heretofore entered into an Indenture, dated as of August 30, 2021 (the “Base Indenture”), with Regions Bank, as trustee;

WHEREAS, the Base Indenture, as supplemented by this Fourth Supplemental Indenture, is herein called the “Indenture”;

WHEREAS, under the Base Indenture, a new series of Securities may at any time be established by the Board of Directors of the Company in accordance with the provisions of the Base Indenture and the form and terms of such series may be established by a supplemental indenture executed by the Company and the Trustee;

WHEREAS, the Company proposes to create under the Indenture a new series of Securities;

WHEREAS, the Security Guarantors party hereto have determined that it is advisable and in their best interests to enter into this Fourth Supplemental Indenture in order to provide Security Guarantees with respect to the new series of Securities;

WHEREAS, additional Securities of other series hereafter established, except as may be limited in the Base Indenture as at the time supplemented and modified, may be issued from time to time pursuant to the Base Indenture as at the time supplemented and modified; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Fourth Supplemental Indenture and to make it a valid and binding obligation of the Company have been done or performed.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 1.01 Establishment.

(a) There is hereby established a new series of Securities to be issued under the Indenture, to be designated as the 4.750% Senior Notes due 2032 (the “Notes”).

(b) There are to be authenticated and delivered $1,150,000,000 principal amount of Notes on the date hereof, and from time to time thereafter there may be authenticated and delivered an unlimited principal amount of additional Notes as Additional Securities.

(c) The Notes shall be issued initially in the form of one or more Global Securities, in substantially the form set out in Exhibit A hereto. The interest rate, Interest Payment Dates, record dates and maturity date of the Notes shall be as set forth in such form, the terms of which are incorporated herein by reference. The Depositary with respect to the Notes shall be The Depository Trust Company.

(d) Each Note shall be dated the date of authentication thereof and shall bear interest from the date of original issuance thereof or from the most recent date to which interest has been paid or duly provided for.

(e) If and to the extent that the provisions of the Base Indenture are duplicative of, or in contradiction with, the provisions of this Fourth Supplemental Indenture, the provisions of this Fourth Supplemental Indenture shall govern.

ARTICLE II

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 2.01 Definitions. All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Base Indenture. The following are additional definitions used in this Fourth Supplemental Indenture and shall, with respect to the Notes, replace any inconsistent definitions in the Base Indenture:

“ACNTA” means (without duplication), as of the date of determination:

(a) the sum of:

(i) discounted future net revenue from proved crude oil and natural gas reserves of the Company and its Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated in a reserve report prepared as of the end of the Company’s most recently completed fiscal year, which reserve report is prepared or audited by independent petroleum engineers as to at least 80% of the value of the reserves covered thereby, provided, however, that in lieu of using commodities prices and costs determined under SEC guidelines in such reserve report and for all purposes of this definition, such discounted future net revenue shall be adjusted using NYMEX prices after giving further effect to commodity derivatives contracts in effect on the date of determination and estimates of costs in light of prevailing market conditions in effect as of the date of determination, in each case as determined in good faith by the Company, as increased by, as of the date of determination, the discounted future net revenue before any state or federal income taxes of:

(A) estimated proved crude oil and natural gas reserves of the Company and its Subsidiaries attributable to acquisitions consummated since the date of such year-end reserve report, and

(B) estimated proved crude oil and natural gas reserves of the Company and its Subsidiaries attributable to extensions, discoveries and other additions and upward determinations of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior year-end) due to exploration, development or exploitation, production or other activities which reserves were not reflected in such year-end reserve report (as adjusted for pricing and costs as set forth above), in the case of the determination made under each of clauses (A) and (B) above, calculated in accordance with SEC guidelines (except utilizing commodities prices and costs as set forth above) before any state or federal income taxes, and as decreased by, as of the date of determination, the discounted future net revenue before any state or federal income taxes attributable to:

(C) estimated proved crude oil and natural gas reserves of the Company and its Subsidiaries reflected in such year-end reserve report (as adjusted for pricing and costs as set forth above) produced or disposed of since the date of such year-end reserve report, and

(D) reductions in the estimated proved crude oil and natural gas reserves of the Company and its Subsidiaries reflected in such year-end reserve report (as adjusted for pricing and costs as set forth above) since the date of such year-end reserve report attributable to downward determinations of estimates of proved crude oil and natural gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report, in each case calculated in accordance with SEC guidelines (except utilizing the commodities prices and costs as set forth above) before any state or federal income taxes;

provided, however, that, in the case of each of the determinations made pursuant to clauses (A) through (D) above, such increases and decreases shall be as estimated in good faith by the Company;

(ii) the capitalized costs that are attributable to crude oil and natural gas properties of the Company and its Subsidiaries to which no proved crude oil and natural gas reserves are attributed, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements;

(iii) the Net Working Capital, excluding unrealized gains and losses related to unsettled derivatives, on a date no earlier than the date of the Company’s latest annual or quarterly financial statements; and

(iv) the greater of (I) the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial statements and (II) the appraised value, as estimated by independent appraisers within the immediately preceding 12 months, of other tangible assets of the Company and its Subsidiaries (provided that the Company shall not be required to obtain such an appraisal of such assets if no such appraisal has been performed);

minus

(b) to the extent not otherwise taken into account in the immediately preceding clause (a), the sum of:

(i) minority interests;

(ii) any net gas or other balancing liabilities of the Company and its Subsidiaries reflected in the Company’s latest audited consolidated financial statements;

(iii) the discounted future net revenue, calculated in accordance with SEC guidelines (except utilizing the commodities prices and costs set forth above) before any state or federal income taxes, attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

(iv) the discounted future net revenue, calculated in accordance with SEC guidelines before any state or federal income taxes, attributable to reserves subject to Dollar Denominated Production Payments that, based on the estimates of production included in determining the discounted future net revenue specified in the immediately preceding clause (a)(i) (except utilizing the commodities prices and costs set forth above), would be necessary to satisfy fully the obligations of the Company and its Subsidiaries with respect to Dollar Denominated Production Payments on the schedules specified with respect thereto.

For the avoidance of doubt, references in this definition to “oil and natural gas reserves” shall include any reserves attributable to natural gas liquids and other hydrocarbons.

“Applicable Premium” means, with respect to any Note at any Redemption Date, the greater of:

(1) 1.0% of the principal amount of the Note; or

(2) the excess of:

(a)

the present value at such Redemption Date of the Redemption Price of the Note at February 1, 2027 (such Redemption Price being set forth in the table in Section 5 of the form of Note attached hereto as Exhibit A) plus (y) all required interest payments due on the Note through February 1, 2027 (in each case excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the applicable Treasury Rate as of such Redemption Date plus 50 basis points discounted to the Redemption Date on a semi-annual basis (assuming a 360 day year consisting of twelve 30 day months); over the principal amount of the Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for, or any tender or surrender of, beneficial interests in any Global Security, the rules and procedures of the Depositary, Euroclear and Clearstream Luxembourg that apply to such transfer, exchange, tender or surrender.

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Leaseback Transaction results in a Finance Lease Obligation, the amount of indebtedness represented thereby will be determined in accordance with the definition of “Finance Lease Obligation.”

“Borrowing Base” means, with respect to borrowings under the Revolving Credit Agreement and any amendment to and/or modification or replacement thereof in the form of a reserve-based borrowing base credit facility, in each case with lenders that include commercial banks regulated by the U.S. Office of the Comptroller of the Currency, the maximum amount determined or re-determined by the lenders thereunder as the aggregate lending value to be ascribed to the Oil and Gas Properties and other assets of the Company and its subsidiaries against which such lenders are prepared to provide loans, letters of credit or other indebtedness to the Company and its subsidiaries under such Revolving Credit Agreement, using customary practices and standards for determining reserve-based loans and which are generally applied to borrowers in the Oil and Gas Business by commercial lenders, as determined semi-annually during each year and/or on such other occasions as may be required or provided for by such Revolving Credit Agreement, and which is based upon, inter alia, the review by such lenders of the hydrocarbon reserves, royalty interests and assets and liabilities of the Company and its subsidiaries.

“Capital Stock” means, as to any Person, any and all shares, units of beneficial interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities or other indebtedness convertible into such equity.

“Change of Control” means the occurrence of any of the following:

(1) any “person,” as such term is used in Section 13(d)(3) of the Exchange Act, becoming the beneficial owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of the Company; provided that a transaction in which the Company becomes a Subsidiary of another Person shall not constitute a Change of

Control if, immediately following such transaction, (a) the Persons who were stockholders of the Company immediately prior to such transactions continue to beneficially own, directly or indirectly through one or more intermediaries, 50% or more of the voting power of the outstanding Voting Stock of such other Person of whom the Company has become a Subsidiary and (b) no Person other than such other Person of whom the Company has become a Subsidiary beneficially owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of the Company;

(2) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale, lease or other disposition of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person, other than (i) (A) a transaction following which in the case of a merger or consolidated transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person (or any parent thereof) in such merger or consolidation transaction immediately after such transaction or (B) a transaction that would be permitted under the proviso to clause (1) of this definition of “Change of Control”; or (ii) in the case of a sale, lease or other disposition of all or substantially all assets transaction, a transaction in which each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets; or

(3) the adoption of a plan relating to the liquidation or dissolution of the Company.

“Change of Control Event” means the occurrence of either of the following:

(1) if the Notes do not have an Investment Grade Rating from both of the Ratings Agencies on the first day of the Trigger Period, the Notes are downgraded by at least one rating category (e.g., from BB+ to BB or Ba1 to Ba2) from the applicable rating of the Notes on the first day of the Trigger Period by both of the Ratings Agencies on any date during the Trigger Period; or

(2) if the Notes have an Investment Grade Rating from both of the Ratings Agencies on the first day of the Trigger Period, the Notes cease to have an Investment Grade Rating by both of the Ratings Agencies on any date during the Trigger Period;

provided, however, that for so long as any of the Company’s Existing Senior Securities are outstanding, if the Company is required to offer to purchase any such Existing Senior Securities as a result of the occurrence of a Change of Control (as defined in such Existing Senior Securities), then the occurrence of such Change of Control shall constitute a Change of Control Event. For purposes of the foregoing, “Existing Senior Securities” means, to the extent then outstanding, the Company’s 4.10% Senior Notes due 2022, the Company’s 4.95% Senior Notes due 2025, the Company’s 7.50% Senior Notes due 2026, the Company’s 7.75% Senior Notes due 2027, the Company’s 8.375% Senior Notes due 2028, the Company’s 5.375% Senior Notes due 2029 and the Company’s 5.375% Senior Notes due 2030.

If a Ratings Agency is not providing a rating for the Notes at the commencement of the Trigger Period, a Change of Control Event shall be deemed to have occurred with respect to such Ratings Agency as a result of the related Change of Control. Notwithstanding the foregoing, no Change of Control Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually occurred.

“Change of Control Notice” means notice of a Change of Control Offer made pursuant to Section 5.04, which shall be mailed first-class, postage prepaid (or, when the Notes are Global Securities, given pursuant to the applicable procedures of the applicable Depositary), to each record Holder of Notes as shown on the Note Register within 30 days following a Change of Control Event, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer and shall state:

(1) that a Change of Control Event has occurred and that pursuant to Section 5.04, such Holder has the right to require the Company to repurchase all or any part of such Holder’s Notes for the Change of Control Payment;

(2) the Change of Control Payment Date;

(3) that any Notes not properly tendered will remain outstanding and continue to accrue interest;

(4) that, unless the Company defaults in the payment of the Change of Control Payment with respect thereto, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Payment Date;

(5) that any Holder electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes (in accordance with the Applicable Procedures, if in global form), with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent at the address specified in the Change of Control Notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

(6) that any Holder shall be entitled to withdraw its tendered Notes and such election to require the Company to purchase such Notes, provided that the Paying Agent receives, not later than the close of business on the Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter, setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing such tendered Notes and such Holder’s election to have such Notes purchased pursuant to the Change of Control Offer;

(7) that Holders electing to have their Notes purchased pursuant to a Change of Control Offer must specify the principal amount that is being tendered for purchase, which principal amount of the portion of Notes tendered must be equal to $2,000 or an integral multiple of $1,000 thereafter;

(8) any conditions to the Change of Control Offer;

(9) the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Notes purchased; and

(10) any other information necessary to enable any Holder to tender Notes and to have such Notes purchased pursuant to the Indenture.

“Change of Control Payment Date” means a Business Day no earlier than 30 calendar days nor later than 60 calendar days subsequent to the date that a Change of Control Notice is mailed (or, when the Securities or Global Securities, give pursuant to the applicable procedures of the applicable Depositary) (other than as may be required by law).

“Credit Agreement” means the Term Loan Credit Agreement and the Revolving Credit Agreement.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Company’s senior credit facility), indentures or commercial paper facilities, in each case with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders or investors providing for debt financing, revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables) or letters of credit, in each case, as amended, extended, restated, renewed, refunded, replaced or refinanced (in each case with credit facilities), supplemented or otherwise modified (in whole or in part and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Finance Lease Obligation” means an obligation that is required to be classified and accounted for as a finance lease for financial reporting purposes in accordance with GAAP, and the amount of indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

“GEPH Merger” means the closing of the transaction contemplated by the GEPH Merger Agreement.

“GEPH Merger Agreement” means the Agreement and Plan of Merger, dated as of November 3, 2021, among the Company, GEP Haynesville, LLC, Mustang Acquisition Company, LLC, GEP Haynesville, LLC and GEPH Unitholder Rep. LLC, solely in its capacity as the unitholder representative.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, letters of credit issued in the ordinary course of its business or other signature guarantees made by a Subsidiary in the ordinary course of its business. The term “guarantee” used as a verb has a corresponding meaning.

“hydrocarbons” means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Investment Grade Rating” means a rating equal to or greater than (i) BBB- by S&P or (ii) Baa3 by Moody’s, or (iii) the equivalent thereof under any new ratings system if the ratings system of either such agency shall be modified after the date hereof, or (iv) the equivalent rating or any other Ratings Agency selected by the Company as provided by the definition of Ratings Agency.

“Lien” means any mortgage, pledge, lien, charge, security interest, conditional sale or other title retention agreement or other encumbrance of any nature whatsoever.

“Moody’s” means Moody’s Investors Services, Inc. or any successor to the rating agency business thereof.

“Net Working Capital” means:

(a) all current assets of the Company and its Subsidiaries, minus

(b) all current liabilities of the Company and its Subsidiaries, except current liabilities included in indebtedness; in each case determined in accordance with GAAP.

“NYMEX prices” means, as of any date of determination, the forward month prices for the most comparable hydrocarbon commodity applicable to such future production month for a five year period (or such shorter period if forward month prices are not quoted for a reasonably comparable hydrocarbon commodity for the full five year period), with such prices held constant thereafter based on the last quoted forward month price of such period, as such prices are (i) quoted on the New York Mercantile Exchange (or its successor) as of a date within 30 days of the date of determination and (ii) adjusted for energy content, quality and basis differentials; provided that with respect to estimated future production for which prices are defined, within the meaning of SEC guidelines, by contractual arrangements excluding escalations based upon future conditions, then such contract prices shall be applied to future production subject to such arrangements.

“Oil and Gas Business” means (i) the acquisition, exploration, exploitation, development, production, treatment, operation, servicing, processing, refining and disposition of interests in oil, gas and other hydrocarbon properties (including the acquisition of properties and interests therein the Company in its reasonable judgment deems necessary or appropriate for the activities described in the foregoing), (ii) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties, (iii) any business relating to exploration for or exploitation, development, production, treatment, operation, servicing, processing, refining, storage, transportation or marketing of oil, natural gas and other hydrocarbon product and other minerals and products produced in association therewith and (iv) any activity that is ancillary or incidental to or necessary or appropriate for the activities described in clauses (i) through (iii) of this definition.

“Oil and Gas Properties” means all properties, including equity or other ownership interest therein, owned by such Person or any of its subsidiaries which contain or are believed to contain “proved oil and gas reserves” as defined in Rule 4-10 of Regulation S-X of the Securities Act.

“Ordinary Course Lien” means any:

(1) Lien incurred in the ordinary course of business to secure the obtaining of advances or the payment of the deferred purchase price of property;

(2) Lien created by any interest or title of a lessor under any lease entered into by the Company or any Subsidiary in the ordinary course of business and covering only the assets so leased;

(3) Lien arising from precautionary UCC financing statements or similar filings made in respect of operating leases;

(4) Lien that is a contractual right of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of indebtedness, (b) relating to pooled deposits or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (c) relating to purchase orders and other agreements entered in the ordinary course of business;

(5) oil, gas or mineral lease arising in the ordinary course of business where the Lien arises from the rights of lessors;

(6) customary initial deposits and margin deposits and any similar Lien attaching to commodity trading accounts or other brokerage accounts that are not for speculative purposes and arise in the ordinary course of business;

(7) Lien on cash and cash equivalents in favor of, and letters of credit issued for the benefit of, counterparties to Swap Agreements securing obligations under such Swap Agreements;

(8) Lien arising from the sale or other transfer in the ordinary course of business of (A) crude oil, natural gas, other petroleum hydrocarbons or other minerals in place for a period of time until, or in an amount such that, the purchaser or other transferee will realize therefrom a specified amount of money (however determined) or a specified amount of such minerals, or (B) any other interest in property of the character commonly referred to as a “production payment,” “overriding royalty,” “forward sale” or similar interest;

(9) Liens which may be attached to undeveloped real estate not containing oil or gas reserves presently owned by the Company in the ordinary course of the Company’s real estate, sales, development and rental activities;

(10) Lien in favor of the United States of America, any State, any foreign country or any department, agency, instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of constructing, refurbishing, developing or improving any property subject thereto, including without limitation, any Lien to secure indebtedness of pollution control or industrial revenue bond type; and

(11) Lien arising from any right which any municipal or governmental body or agency may have by virtue of any franchise, license, contract or statute to purchase, or designate a purchaser of or order the sale of, any property of the Company or any Subsidiary upon payment of reasonable compensation therefor or to terminate any franchise, license or other rights or to regulate the property and business of the Company or any Subsidiary of the Company.

“Permitted Lien” means any Lien incurred, assumed or guaranteed that do not arise from indebtedness for borrowed money and, without limiting the foregoing, Liens on Principal Property:

(1) upon any Principal Property (including any related contract rights) existing at the time of acquisition thereof by the Company or any of its Subsidiaries (whether such acquisition is direct or by acquisition of stock, assets or otherwise, provided any such Lien is not incurred in contemplation of such acquisition);

(2) securing indebtedness under Credit Facilities of any Subsidiary of the Company provided that the aggregate principal amount of any indebtedness under such Credit Facilities shall not exceed $500.0 million at any time outstanding;

(3) upon or with respect to any property (including any related contract rights) acquired, constructed, refurbished or improved by the Company or any of its Subsidiaries (including, but not limited to, any Lien to secure all or any part of the cost of construction, alteration or repair of any building, equipment, facility or other improvement on, all or any part of such property, including any pipeline financing) after the date of this Fourth Supplemental Indenture which are created, incurred or assumed contemporaneously with, or within 360 days after, the latest to occur of the acquisition (whether by acquisition of stock, assets or otherwise), completion of construction, refurbishment or improvement, or the commencement of commercial operation, of such property (or, in the case of Liens on contract rights, the completion of construction or the commencement of commercial operation of the facility to which such contract rights relate, regardless of the date when the contract was entered into) to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction, refurbishment or improvement; provided, however, that in the case of any such construction, refurbishment or improvement, the Lien shall relate only to indebtedness reasonably incurred to finance such construction, refurbishment or improvement;

(4) securing indebtedness owing by any of the Company’s Subsidiaries to the Company or to other Subsidiaries;

(5) arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing indebtedness;

(6) for the sole purpose of extending, renewing or replacing (or successive extensions, renewals or replacements), in whole or in part, any Lien referred to in the foregoing subsections (1), or (3) above or this subsection (6) of this definition of “Permitted Liens”; provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or part of the property subject to the Lien so extended, renewed or replaced (plus refurbishment of or improvements on or to such property); and

(7) any Ordinary Course Lien arising, but only so long as continuing, in the ordinary course of the Company’s business or the business of the Company’s Subsidiaries.

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including, without limitation, dividends, distributions and increases in respect thereof).

“Permitted Sale and Leaseback Transaction” means any Sale and Leaseback Transaction:

(i) between the Company and any of its Subsidiaries or between any of the Company’s Subsidiaries; or

(ii) for which, at the time the transaction is entered into, the term of the related lease to the Company or its Subsidiary of the property sold pursuant to such transaction is three years or less.

“Principal Transmission Facility” means any transportation or distribution facility, including pipelines, of the Company or any Subsidiary of the Company located in the United States of America other than (i) any such facility which in the opinion of the Board of Directors of the Company is not of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole, or (ii) any such facility in which interests are held by the Company or by one or more of its Subsidiaries or by the Company and one or more of its Subsidiaries and by others and the aggregate interest held by the Company and all of its Subsidiaries does not exceed 50%.

“Productive Property” means any property interest owned by the Company or any Subsidiary of the Company in land (including submerged land and rights in and to oil, gas and mineral leases) located in the United States of America classified by the Company or such Subsidiary, as the case may be, as productive of crude oil, natural gas or other petroleum hydrocarbons in paying quantities; provided that such term shall not include any exploration or production facilities on said land, including any drilling or producing platform.

“Ratings Agency” means any of:

(1) Moody’s;

(2) S&P; or

(3) if S&P or Moody’s ceases to rate the Notes or ceases to make a rating on the Notes publicly available, an entity registered as a “nationally recognized statistical rating organization” (registered as such pursuant to Section 3(a)(62) of the Exchange Act) then making a rating on such Notes publicly available selected by the Company (as certified by an Officers’ Certificate delivered to the Trustee), which shall be substituted for S&P or Moody’s, as the case may be.

“Redemption Date” means, with respect to any redemption of Notes, the date fixed for such redemption pursuant to the Indenture and the Notes.

“Revolving Credit Agreement” means that certain Credit Agreement, dated as of April 26, 2018, by and among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders from time to time party thereto, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time, in each case with one or more reserve-based borrowing base credit facilities with lenders that include commercial banks regulated by the U.S. Office of the Comptroller of the Currency.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person, or to which any such Person is a party, providing for the leasing to the Company or a Subsidiary of the Company of any property, whether owned as of the date of this Indenture or thereafter acquired, which has been or is to be sold or transferred by the Company or such Subsidiary to such Person, or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property, in each case provided that the completion of construction or the commencement of commercial operation of the property subject to such transaction shall have occurred more than 180 days prior thereto.

“Secured Debt” means any indebtedness for borrowed money incurred, assumed or guaranteed by the Company or one its Subsidiaries that is secured by a Lien.

“Security Guarantors” means the Subsidiaries of the Company executing this Fourth Supplemental Indenture and any other Subsidiary of the Company that becomes a Security Guarantor in accordance with the provisions of the Indenture, in each case until the Security Guarantee of such Subsidiary has been released in accordance with the Indenture.

“S&P” means S&P Global Ratings, or any successor to the rating agency business thereof.

“Swap Agreement” means (a) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any master agreement; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, Officers, employees or consultants of the Company or any of its Subsidiaries shall be a “Swap Agreement.”

“Term Loan Credit Agreement” means the Term Loan Credit Agreement expected to be entered into at or prior to the closing of the GEPH Merger among the Company as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative and collateral agent, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time, in each case with one or more reserve-based borrowing base credit facilities with lenders that include commercial banks regulated by the U.S. Office of the Comptroller of the Currency.

“Treasury Rate” means, in respect of any Redemption Date, the yield to maturity, as of the time of computation, of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to such time (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to February 1, 2027; provided, however, that if the period from the Redemption Date to February 1, 2027 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Company will (a) calculate the Treasury Rate no later than the second (and no earlier than the First) Business Day preceding the applicable Redemption Date and (b) prior to such Redemption Date, file with the Trustee a statement setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail; provided that the Trustee shall not be responsible for any such calculation.

“Trigger Period” means the period commencing on the day of the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as either of the Ratings Agencies has publicly announced that it is considering a possible ratings downgrade related to such Change of Control).

“Volumetric Production Payments” mean production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

Section 2.02 Other Definitions.

Term	Defined in Section
Base Indenture	Recitals
Change of Control Offer	5.04	(a)
Change of Control Payment	5.04	(a)
Company	Preamble
Fourth Supplemental Indenture	Preamble
Indenture	Recitals
Non-Guarantor Subsidiary	5.03
Notes	1.01	(a)
Principal Property	5.01
Trustee	Preamble

ARTICLE III

THE NOTES

Section 3.01 Form. The Notes shall be issued initially in the form of one or more Global Securities. The Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes shall be substantially in the form of Exhibit A hereto, the terms of which are incorporated in and made a part of this Fourth Supplemental Indenture, and the Company, the Guarantors and the Trustee, by their execution and delivery of this Fourth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

ARTICLE IV

REDEMPTION AND PREPAYMENT

Section 4.01 Optional Redemption. The Company may redeem the Notes at its option as provided in Section 5 of the form of Note attached hereto as Exhibit A. The provisions of Article V of the Base Indenture in respect of the Notes shall apply to any optional redemption of the Notes.

Section 4.02 Special Mandatory Redemption.

(a) If (i) the GEPH Merger has not been completed on or prior to January 31, 2022 (the “Outside Date”), or (ii) on or prior to the Outside Date, (a) the GEPH Merger Agreement has been terminated or (b) the Company has determined in its sole discretion that the consummation of the GEPH Merger cannot or is not reasonably likely to be satisfied on or prior to the Outside Date (the earlier to occur of the events described in clauses (i) and (ii) of this sentence, a “Special Mandatory Redemption Event”), the Company will be required to redeem all of the outstanding Notes on the Special Mandatory Redemption Date (as described below) at a redemption price equal to 100% of the principal amount of such Notes, plus accrued and unpaid interest from the date of initial issuance of such Notes to, but not including, the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”).

(b) Upon the occurrence of a Special Mandatory Redemption Event, the Company will promptly (but in no event later than three Business Days following such Special Mandatory Redemption Event) notify the Holders of such event (with an Officers’ Certificate certifying the occurrence of the Special Mandatory Redemption Event to be simultaneously delivered to the Trustee) (such date of notification to the Holders, the “Special Mandatory Redemption Notice Date”), and that the Notes will be redeemed no later than five Business Days (and no sooner than two Business Days) after the Special Mandatory Redemption Notice Date (such date, the “Special Mandatory Redemption Date”). The notice provided on the Special Mandatory Redemption Notice Date shall notify each Holder in accordance with the applicable provisions of the Indenture that all of the outstanding Notes shall be redeemed at the Special Mandatory Redemption Price on the Special Mandatory Redemption Date automatically and without any further action by the Holders of the Notes. On or prior to 10:00 a.m., New York City time, on the Special Mandatory Redemption Date, the Company will deposit with the Trustee funds sufficient to pay the Special Mandatory Redemption Price for all of the Notes to be redeemed and direct the Trustee to redeem the Notes on the Special Mandatory Redemption Date. If such deposit is made as provided above, the Notes will cease to bear interest on and after the Special Mandatory Redemption Date and the Trustee shall cause the redemption of the Notes and the payment of the Special Mandatory Redemption Price in accordance with the directions provided by the Company to the Holders of the Notes.

(c) Upon the consummation of the GEPH Merger, the foregoing provisions of this Section 4.02 will cease to apply.

(d) The provisions of Section 5.03 of the Base Indenture in respect of the Notes shall apply to any Special Mandatory Redemption of the Notes except when such provisions conflict with the foregoing.

ARTICLE V

ADDITIONAL COVENANTS

The following covenants, in addition to the covenants set forth in Article III of the Base Indenture, shall apply to the Notes:

Section 5.01 Limitations on Liens. The Company shall not, and shall not permit any of its Subsidiaries to, incur, assume, or guarantee any indebtedness for borrowed money secured by a Lien on any (a) any Productive Property, (b) any Principal Transmission Facility or (c) any shares of stock of any Subsidiary (collectively (a), (b) and (c), “Principal Property”), if the sum, without duplication, of:

(x) the aggregate principal amount of all Secured Debt of the Company and its Subsidiaries (other than Secured Debt secured by a Permitted Lien); and

(y) all Attributable Debt of the Company or its Subsidiaries in respect of Sale and Leaseback Transactions involving any Principal Property (other than Permitted Sale and Leaseback Transactions),

exceeds the greatest of (i) $2.0 billion, (ii) 25% of the Company’s ACNTA at the time of incurrence and (iii) with respect to borrowings under the Revolving Credit Agreement, the Borrowing Base, unless the Company provides that the Notes will be secured equally and ratably with (or, at the Company’s option, prior to) such Secured Debt.

Section 5.02 Restriction of Sale-Leaseback Transactions. Neither the Company nor any of its Subsidiaries shall enter into, assume, guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction involving any Principal Property, unless after giving effect thereto the sum of all Attributable Debt in respect of such Sale and Leaseback Transactions (other than Permitted Sale and Leaseback Transactions) does not exceed $250.0 million.

Section 5.03 Future Security Guarantors. If, in the future, any Subsidiary of the Company that is not a Security Guarantor (a “Non-Guarantor Subsidiary”) subsequently becomes a borrower or guarantor under, or grants a Lien to secure, any indebtedness of the Company or of a Security Guarantor under (i) the Credit Agreements or any future Credit Facility or (ii) any other indebtedness for borrowed money, in each case with an outstanding principal amount in excess of $500.0 million, then the Company will cause that Non-Guarantor Subsidiary to become a Security Guarantor and guarantee the Notes as provided in Article VII hereof by executing a supplement to the Indenture and delivering such supplement to the Trustee promptly (but in any event within ten Business Days) following the date that that such Non-Guarantor Subsidiary so subsequently becomes a borrower or guarantor under or so grants a Lien to secure such indebtedness of the Company or of a Security Guarantor. No such Subsidiary shall be required to become a Security Guarantor if it merges into the Company or merges into an existing Security Guarantor and the surviving entity remains a Security Guarantor.

Section 5.04 Offer to Repurchase Upon Change of Control Event.

(a) If a Change of Control Event occurs with respect to the Notes, each Holder of such Notes shall have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 thereafter) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of such Holder’s Notes, plus accrued and unpaid interest, if any, up to but excluding the date of purchase (the “Change of Control Payment”), subject to the right of Holders on a Regular Record Date to receive interest on the relevant Interest Payment Date as described in Section 5.04(c) below. Within 30 days following a Change of Control Event, if the Company has not (prior to the Change of Control Event) sent a redemption notice for all of the Notes in connection with an optional redemption permitted by Article IV of this Fourth Supplemental Indenture, the Company shall mail (or, when the Securities or Global Securities, give pursuant to the applicable procedures of the applicable Depositary) a Change of Control Notice (the “Change of Control Offer”) to each Holder of such Notes, with a copy to the Trustee. On the Change of Control Payment Date, the Company shall, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (of at least $2,000 or an integral multiple of $1,000 thereafter) properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered and not properly withdrawn; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

(b) The Paying Agent shall promptly mail (or, when the Securities or Global Securities, give pursuant to the applicable procedures of the applicable Depositary) to each Holder of Notes properly tendered and not withdrawn the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry, or, if such Notes are in global form, make such payments through the facilities of the Depositary) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 thereafter. Any Note so accepted for payment shall cease to accrue interest on and after the Change of Control Payment Date unless the Company defaults in making the Change of Control Payment.

(c) If the Change of Control Payment Date is on or after a Regular Record Date for the payment of interest and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name the relevant Note is registered at the close of business on such Regular Record Date, and no further interest shall be payable to Holders who tender pursuant to the Change of Control Offer.

(d) The provisions described in this Section 5.04 shall be applicable to any Change of Control Event whether or not any other provisions of the Indenture are applicable.

(e) The Company shall not be required to make a Change of Control Offer upon a Change of Control Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not properly withdrawn under such Change of Control Offer.

(f) The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes in connection with a Change of Control Event. To the extent that the provisions of any securities laws or regulations conflict with provisions of the

Indenture, or compliance with the Change of Control Event provisions of the Indenture would constitute a violation of any such laws or regulations, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue of its compliance with such securities laws or regulations.

ARTICLE VI

CONSOLIDATION, MERGER OR SALE OF ASSETS

The provisions of Article IV of the Base Indenture shall apply with respect to the Notes.

ARTICLE VII

SECURITY GUARANTEES

Section 7.01 Security Guarantees. The Security Guarantors hereby fully, unconditionally and absolutely guarantee on a senior, unsecured basis the Company’s Obligations under the Notes and the Indenture in accordance with Article XI of the Base Indenture, except as set forth below in Section 7.02. Each Security Guarantor hereby agrees that its Security Guarantee set forth herein and in Article XI of the Base Indenture shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Security Guarantee on the Notes. The delivery of any Note by the Trustee, after the authentication thereof under the Indenture, shall constitute due delivery of the Security Guarantee set forth in the Indenture on behalf of the Security Guarantors.

Section 7.02 Release of Guarantees. With respect to the Notes, the provisions of this Article VII shall replace and preempt the provisions of Section 11.03(b) of the Base Indenture in their entirety. If no Default or Event of Default has occurred and is continuing, a Security Guarantor shall be released and relieved of its obligations under its Security Guarantee: (i) in connection with any sale or other disposition of all or substantially all of the properties or assets of, or all of the Company’s direct or indirect limited partnership, limited liability company or other equity interests in, such Security Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) an Affiliate of the Company; (ii) upon the merger of such Security Guarantor into the Company or any other Security Guarantor or the liquidation or dissolution of such Security Guarantor; (iii) upon Legal Defeasance or Covenant Defeasance in accordance with Article VIII of the Base Indenture or upon satisfaction and discharge of the Indenture under Section 9.01 of the Base Indenture; or (iv) upon delivery of written notice to the Trustee of the release of all guarantees or other obligations of such Security Guarantor under the Credit Agreements or any future Credit Facility or other indebtedness for borrowed money that had so required such Security Guarantor to provide a guarantee of the Notes such that the Subsidiary would not be required to be a Security Guarantor under Section 5.03 of this Fourth Supplemental Indenture. If, at any time following any release of a Security Guarantor from its initial Guarantee of the Notes pursuant to clause (iv) in the preceding sentence, the Security Guarantor again incurs obligations under the Credit Agreements or any future Credit Facility or other indebtedness for borrowed money such that the Subsidiary would be required to be a Security Guarantor under Section 5.03 of this Fourth Supplemental Indenture, then the Company shall cause such Security Guarantor to again guarantee the Notes in accordance with the Indenture.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01 Applicability. The provisions of Article VI of the Base Indenture shall apply with respect to the Notes.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Integral Part. This Fourth Supplemental Indenture constitutes an integral part of the Indenture.

Section 9.02 Adoption, Ratification and Confirmation. The Base Indenture, as supplemented and amended by this Fourth Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 9.03 Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed an original; and all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of this Fourth Supplemental Indenture by facsimile or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Fourth Supplemental Indenture. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Fourth Supplemental Indenture or any document to be signed in connection with this Fourth Supplemental Indenture shall be deemed to include electronic signatures (except with respect to the authentication of the Notes by the Trustee or an Authenticating Agent), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 9.04 The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fourth Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof. All of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes and this Fourth Supplemental Indenture or fully and with like effect as if set forth in full herein.

Section 9.05 Governing Law. THIS FOURTH SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, all as of the day and year first above written.

SOUTHWESTERN ENERGY COMPANY

By:	/s/ Carl Giesler, Jr.
Name:	Carl Giesler, Jr.
Title:	Executive Vice President and Chief Financial Officer

A.W. REALTY COMPANY, LLC
ANGELINA GATHERING COMPANY, L.L.C.
SWN DRILLING COMPANY, LLC
SWN E & P SERVICES, LLC
SWN ENERGY SERVICES COMPANY, LLC
SWN INTERNATIONAL, LLC
SWN MIDSTREAM SERVICES COMPANY, LLC
SWN PRODUCER SERVICES, LLC
SWN PRODUCTION COMPANY, LLC
SWN PRODUCTION (LOUISIANA), LLC
SWN PRODUCTION (OHIO), LLC
SWN WATER RESOURCES COMPANY, LLC
SWN WELL SERVICES, LLC

By:	/s/ Carl Giesler, Jr.
Name:	Carl Giesler, Jr.
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Fourth Supplemental Indenture]

REGIONS BANK, AS TRUSTEE

By:	/s/ Doug Milner
Name:	Doug Milner
Title:	Senior Vice President

[Signature Page to Fourth Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

[Include the following legend for Global Securities only:

“THIS IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREINAFTER.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.”]

FORM OF FACE OF NOTE

Southwestern Energy Company

4.750% Senior Notes due 2032

No.	Principal Amount $

as revised by the Schedule of Increases and Decreases

in Global Security attached hereto

CUSIP NO. 845467 AT6

Southwestern Energy Company, a Delaware corporation, promises to pay to                , or registered assigns, the principal sum of                                  Dollars                ($                    ) as revised by the Schedule of Increases and Decreases in Global Security attached hereto, on February 1, 2032.

Interest Payment Dates:	February 1 and August 1

Regular Record Dates:	Close of business on the immediately preceding January 15 or July 15, as applicable.

Additional provisions of this Note are set forth on the other side of this Note.

SOUTHWESTERN ENERGY COMPANY, the Company

By:

Name:
Title:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION
Regions Bank, as Trustee, certifies that this is one of the Securities of the series designated therein referred to in the within mentioned Indenture.

By:
Authorized Signatory

Dated:

FORM OF REVERSE SIDE OF NOTE

Southwestern Energy Company

4.750% Senior Notes due 2032

1. Indenture

Southwestern Energy Company, a Delaware corporation (such corporation and its successors and assigns under the Indenture (as defined below) hereinafter referred to, the “Company”) issued the Notes as part of a series of Securities designated the 4.750% Senior Notes due 2032 (the “Notes”) under an Indenture, dated as of August 30, 2021, between the Company and the Trustee (the “Base Indenture”) as supplemented by the Fourth Supplemental Indenture, dated as of December 22, 2021, among the Company, the Security Guarantors party thereto and the Trustee (the “Fourth Supplemental Indenture” and, with the Base Indenture as so supplemented, the “Indenture”). The Notes are guaranteed by the Security Guarantors as provided in the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of those terms. Each Holder by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as amended or supplemented from time to time. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.

The Notes are general unsecured obligations of the Company. Subject to the conditions set forth in the Indenture, the Company may issue additional Notes as Additional Securities. All Notes shall be treated as one class of securities under the Indenture.

The Indenture imposes certain limitations on, among other things, the ability of the Company and its Subsidiaries to: incur Liens; enter into Sale and Leaseback Transactions; or consolidate or merge or transfer or convey all or substantially all of the Company’s assets.

2. Interest

The Company promises to pay interest on the principal amount of this Note at the rate of 4.750% per annum.

The Company will pay interest semiannually in arrears on each Interest Payment Date, commencing August 1, 2022. Interest on the Notes will accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from the date of issuance. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal (plus interest on such interest to the extent lawful), at the rate borne by the Notes to the extent lawful and, to the extent such payments are lawful, the Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (“Defaulted Interest”) without regard to any applicable grace periods at the same rate as the rate shown on this Note, in each case as provided in the Indenture.

3. Method of Payment

Prior to 10:00 a.m. New York City time on the date on which any principal of or interest on any Note is due and payable, the Company shall deposit with the Trustee or the Paying Agent money sufficient to pay such principal and/or interest. The Company will pay interest (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on the Regular Record Date preceding the Interest Payment Date even if Notes are canceled, repurchased or redeemed after the Regular Record Date and on or before the relevant Interest Payment Date, except as provided in Section 2.13 of the Base Indenture (as defined below) with respect to Defaulted Interest. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in U.S. Legal Tender.

Payments in respect of Notes represented by a Global Security (including principal and interest) will be made by the transfer of immediately available funds to the accounts specified by DTC. The Company will make all payments in respect of a Certificated Note (including principal and interest) by mailing a check to the registered address of each Holder thereof as set forth in the Note Register; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least $5,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

4. Paying Agent and Registrar

Initially, the Trustee, will act as Trustee, Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-Registrar without notice to any Holder. The Company may act as Paying Agent, Registrar or co-Registrar without notice to any Holder.

5. Optional Redemption

On or after February 1, 2027, the Company may on any one or more occasions redeem all or a part of the Notes, upon notice as provided in the Indenture, at the Redemption Prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the applicable date of redemption, if redeemed during the twelve-month period beginning on February 1 of the years indicated below, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date:

Year	Percentage
2027	102.375%
2028	101.583%
2029	100.792%
2030 and thereafter	100.000%

At any time prior to February 1, 2027, the Company may on any one or more occasions redeem all or a part of the Notes, upon notice as provided in the Indenture, at a Redemption Price equal to 100% of the principal amount of the Notes redeemed, plus the relevant Applicable Premium, and accrued and unpaid interest, if any, to, but excluding, the date of redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date.

If the optional redemption date is on or after an interest record date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date.

6. Repurchase Provisions

Upon the occurrence of a Change of Control Event, each Holder shall have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 thereafter) of such Holder’s Notes at a purchase price, in cash, equal to 101% of the aggregate principal amount of such Holder’s Notes, plus accrued and unpaid interest, if any, up to but excluding the date of purchase pursuant to the terms and conditions specified in the Indenture. Within 30 days following any Change of Control Event, if the Company has not (prior to the Change of Control Event) sent a redemption notice for all the Notes in connection with an optional redemption permitted by Section 4.01 of the Fourth Supplemental Indenture or as otherwise provided under the Indenture, the Company shall make a Change of Control Offer pursuant to a Change of Control Notice. As more fully described in the Indenture, the Change of Control Notice shall state, among other things, the Change of Control Payment Date, which must be no earlier than 30 days nor later than 60 days from the date the Change of Control Notice is mailed (or, when the Securities or Global Securities, give pursuant to the applicable procedures of the applicable Depositary), other than as may be required by applicable law.

7. Special Mandatory Redemption

If a Special Mandatory Redemption Event occurs, the Company shall redeem all of the Outstanding Notes on the Special Mandatory Redemption Date in accordance with the provisions of Section 4.02 of the Fourth Supplemental Indenture.

8. Denominations; Transfer; Exchange

The Notes are in fully registered form without coupons, and only in denominations of principal amount of $2,000 and integral multiples of $1,000 thereafter. A Holder may transfer or exchange Notes at the Registrar in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange (i) any Notes selected for repurchase or redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be repurchased or redeemed) for a period beginning 15 days before the mailing of a notice of Notes to be repurchased or redeemed and ending on the date of such mailing or (ii) any Notes for a period beginning 15 days before an Interest Payment Date and ending on such Interest Payment Date.

9. Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

10. Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money will be deemed general creditors of the Company with respect to the money and must look only to the Company and not to the Trustee for payment.

11. Discharge Prior to Redemption or Maturity

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee U.S. Legal Tender or U.S. Government Obligations for the payment of principal of and interest on the Notes to redemption or maturity, as the case may be.

12. Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in principal amount of the then Outstanding Notes and (ii) any default (other than with respect to nonpayment or in respect of a provision that cannot be amended or supplemented without the written consent of each Holder affected) or noncompliance with any provision may be waived with the written consent of the Holders of a majority in aggregate principal amount of the then Outstanding Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency, comply with Article IV of the Base Indenture, provide for uncertificated Notes in addition to or in place of certificated Notes, add guarantees with respect to the Notes or to secure the Notes, add additional covenants or surrender rights and powers conferred on the Company, comply with any requirement of the SEC in connection with qualifying the Indenture under the TIA, make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights of any Holder, add additional Events of Default, provide evidence for the acceptance of appointment by a successor Trustee, and to modify provisions in the Indenture therefor, establish the form or terms of the Notes, make any change necessary to make the Indenture, the Notes or the Security Guarantee relating to the Notes, consistent with the description of the Notes in the prospectus or any related prospectus supplement relating to such Notes, correct or supplement any provision of the Indenture that may be inconsistent with any other provision of the Indenture so long as such action shall not adversely affect the interests of any Holder, change or eliminate any of the provisions of the Indenture; provided, that any such change or elimination shall become effective only when there is no Security Outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of any such provision.

13. Defaults and Remedies

If an Event of Default, other than a Bankruptcy Law Event of Default with respect to the Company, shall have occurred with respect to the Notes and be continuing and is known to the Trustee, the Trustee, by written notice to the Company, or the Holders of not less than 25% in aggregate Principal Amount of the then Outstanding Notes, by written notice to the Company and the Trustee, may declare the unpaid principal of (and premium, if any) and any accrued and unpaid interest on all Notes to be immediately due and payable. If a Bankruptcy Law Event of Default occurs with respect to the Company, then the unpaid principal of (and premium, if any) and accrued and unpaid interest on all the Notes shall ipso facto become immediately due and payable without further notice or action on the part of the Trustee or any Holder.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest, if any, on the Notes) if it determines that withholding notice is in their interest.

14. Trustee Dealings with the Company and the Security Guarantors

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company, the Security Guarantors or their

Affiliates and may otherwise deal with the Company, the Security Guarantors or their Affiliates with the same rights it would have if it were not Trustee.

15. No Recourse Against Others

An incorporator, director, officer, employee, stockholder, member, manager, partner or controlling Person, as such, of the Company or any Security Guarantor shall not have any liability for any obligations of the Company under the Notes, the Indenture or any Security Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

16. Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an Authenticating Agent) manually signs the certificate of authentication on the other side of this Note.

17. Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

18. CUSIP, ISIN or Other Similar Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP, ISIN or other similar numbers to be printed on the Notes and has directed the Trustee to use such numbers in notices of redemption as a convenience to Holders.

No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

19. Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to: Southwestern Energy Company, 10000 Energy Drive, Spring, Texas 77389.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to (Print or type assignee’s name, address and zip code)

(Insert assignee’s Social Security or Tax I.D. Number) and irrevocably appoint agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: __________________________	Your Signature:_____________________________

Signature Guarantee:_________________________
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee or Security Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 5.04 of the Indenture, check the box below:

☐    Section 5.04

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 5.04 of the Indenture, state the principal amount (which must be $2,000 or an integral multiple of $1,000 thereafter) that you want to have purchased by the Company: $

Date: __________________________	Your Signature:_____________________________

(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:_________________________
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.